Exhibit 16.1

April 3, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Roberts Realty Investors, Inc.’s Current Report on Form 8-K, dated April 3, 2014, and are in agreement with the statements concerning our Firm contained in the first, second, third, and fourth paragraphs of Item (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ CohnReznick LLP